Exhibit 21.1

Subsidiaries of Avalara, Inc.

Name of Subsidiary	Jurisdiction of Organization

Avalara Technologies Private Limited	India

Avalara EU Holdings UK Limited	UK

Avalara Europe Ltd.	UK

VAT Applications NV	Belgium

VAT House Services NV	Belgium

AvaFuel, LLC	Delaware

Avalara Brasil – Assessoria e Consultoria Tributária e Tecnológica Ltda.	Brazil

AFTC, Inc.	Washington State

AFTC Fiscal Services UK Ltd.	UK

AFT France SAS	France

AFT Italy S.r.l.	Italy

Avalara FT Poland Sp. z o.o	Poland

AFT Niaps SL	Spain

Avalara Canada ULC	Canada